MERRILL LYNCH INTERNET STRATEGIES FUND, INC.
ARTICLES SUPPLEMENTARY TO THE ARTICLES OF INCORPORATION
INCREASING THE AUTHORIZED CAPITAL STOCK
OF THE CORPORATION

       MERRILL LYNCH INTERNET STRATEGIES FUND, INC., a Maryland corporation (the "Corporation") having its principal Maryland office c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

       FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended, with the authority to issue Four Hundred Million (400,000,000) shares of capital stock. All shares of all classes of the Corporation's capital stock have a par value of Ten Cents ($.10) per share, and an aggregate par value of Forty Million Dollars ($40,000,000). The Corporation's shares of capital stock are classified into four classes, consisting of One Hundred Million (100,000,000) shares of Class A Common Stock, One Hundred Million (100,000,000) shares of Class B Common Stock, One Hundred Million (100,000,000) shares of Class C Common Stock and One Hundred Million (100,000,000) shares of Class D Common Stock.

       SECOND: The Board of Directors of the Corporation, acting in accordance with Section 2-105(c) of the Maryland General Corporation Law, hereby increases the number of authorized shares of Class B Common Stock of the Corporation by One Hundred Million (100,000,000) shares and increases the number of authorized shares of Class C Common Stock of the Corporation by One Hundred Million (100,000,000) shares.

       THIRD: After this increase in the number of authorized shares of capital stock of the Corporation, the Corporation will have authority to issue Six Hundred Million (600,000,000) shares of capital stock, classified into four classes, consisting of One Hundred Million (100,000,000) shares of Class A Common Stock, Two Hundred Million (200,000,000) shares of Class B Common Stock, Two Hundred Million (200,000,000) shares of Class C Common Stock and One Hundred Million (100,000,000) shares of Class D Common Stock.

       FOURTH: After this increase in the number of authorized shares of capital stock of the Corporation, all shares of all classes of the Corporation's capital stock have a par value of Ten Cents ($.10) per share and an aggregate par value of Sixty Million Dollars ($60,000,000).

       IN WITNESS WHEREOF, MERRILL LYNCH INTERNET STRATEGIES FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary on May 19, 2000.

MERRILL LYNCH INTERNET STRATEGIES FUND, INC.
By: /s/ Terry K. Glenn Terry K. Glenn, President

Attest:
/s/ Susan B. Baker Susan B. Baker, Secretary

       THE UNDERSIGNED, President of MERRILL LYNCH INTERNET STRATEGIES FUND, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, and that this statement is made under the penalties for perjury.

/s/ Terry K. Glenn Terry K. Glenn, President